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                                                                   EXHIBIT 10.14

Mr. Jeffrey Skoll
11499 Summit Wood Rd.
Los Altos, CA 94022

Dear Jeff::

     eBay, Inc. (the "Company" or "eBay") is pleased to confirm its offer to you of a position as President at a salary, payable every other week, which is equivalent to a monthly salary of $2,500.00. You win also be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. In addition you will have the right for the next thirty
(30) days to purchase that number of shares (the "Shares') of the Company's Common Stock that is equivalent to 425/1000 of the total number of shares (on an as-converted-into Common Stock basis) that I own. These Shares will be subject to a right of repurchase in favor of the Company through June 30, 2000. The right of repurchase will expire in the event of continued employment, with respect to 7/48 of the shares on February 1, 1997, and with respect to an additional 1/48 of the Shares on the first day of each month, thereafter. In the event of an acquisition of eBay, or similar transaction, on or before June 30, 1997, the right of repurchase will expire with respect to an additional 1/4 of the total number of Shares (i.e. the equivalent of an additional twelve months "vesting"), if such transaction occurs on or after July 1, 1997, the right of repurchase shall expire with respect to all of the Shares.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing eBay's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of eBay or its employees. This Agreement does not prevent a former employee from using his or
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her general knowledge and experience - no matter when or how gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.

     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

     We hope that you and eBay will find mutual satisfaction with your employment. All of us at eBay are very excited about your joining our team and look forward to a beneficial and
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fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by October 31, 1996.

                              Very truly yours,

                              /s/ PIERRE OMIDYAR

                              Pierre Omidyar
                              Chief Executive Officer

ACCEPTED:


/s/ J SKOLL            OCT 24/96
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Jeffrey Skoll          (Date)

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